EXHIBIT 10.36

WALGREEN EXECUTIVE DEFERRED PROFIT-SHARING PLAN
AMENDMENT NUMBER TWO
I.
Effective January 1, 2015:
The first sentence of Section 4.1 of the Plan is deleted and replaced with the following:
"A Participant may elect to defer under the Plan by filing a Deferral Election in accordance with Section 4.2."
The third sentence of Section 4.1 of the Plan is deleted and replaced with the following:
"Deductions will be made pursuant to such Deferral Elections during the Plan Year."

II.
Effective January 1, 2015, Section 5.1 of the Plan is amended by adding the following sentence at the end thereof:
"For purposes of the foregoing calculations and credits, it shall be assumed that the Participant contributes the maximum annual amount permissible under the Profit-Sharing Plan, regardless of the Participant's actual contribution level, if any."